UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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PROXY STATEMENT

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MIMEDX GROUP, INC.

(Name of registrant as specified in its charter)

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On May 31, 2022, the Registrant published a Press Release as set forth below:

MIMEDX Board Chair Dr. M. Kathleen Behrens Writes Letter to Fellow Shareholders

Urges Shareholders to Vote “FOR” MIMEDX’s Highly Qualified and Independent Directors – James L. Bierman and Phyllis Gardner, M.D. on the WHITE Proxy Card Today

MARIETTA, Ga., May 31, 2022 – MiMedx Group, Inc. (NASDAQ: MDXG) (“MIMEDX” or the “Company”), a transformational placental biologics company, mailed a letter to shareholders from Board Chair Dr. M. Kathleen Behrens in connection with its 2022 Annual Meeting of Shareholders scheduled for Tuesday, June 7, 2022, at 9:00 a.m. Eastern Time, which will be held in virtual format at www.cesonlineservices.com/mdxg22_vm. MIMEDX shareholders of record as of 5:00 p.m. Eastern Time on April 11, 2022, will be entitled to vote at the Annual Meeting.

The MIMEDX Board of Directors recommends unanimously that shareholders vote the WHITE proxy card for both of MIMEDX’s highly qualified directors standing for election – James L. Bierman and Phyllis Gardner, M.D.

The full text of the letter follows and can also be found at www.VoteMIMEDX.com, along with other materials regarding the Board of Directors’ recommendation for the 2022 Annual Meeting of Shareholders.

A MESSAGE FROM MIMEDX BOARD CHAIR DR. M. KATHLEEN BEHRENS

May 31, 2022

Dear Fellow Shareholder,

As MIMEDX’s Board Chair, I am writing on behalf of the entire Board about the strong, independent Directors standing for re-election this year – James L. Bierman (“Jim”) and Dr. Phyllis Gardner. The Board also wants to share additional background about why the Board structured our executive compensation program the way we did, and how it will change going forward. Finally, we want to assure you that the Board values your feedback and takes seriously the constructive suggestions it has received.

The transformation of MIMEDX has been a tremendous undertaking. Just a few years ago, MIMEDX faced significant financial and legal challenges that threatened the Company’s existence. MIMEDX needed an entirely new leadership team and Board that were both willing to forego alternative market opportunities and also take on the challenge and reputational risk of rebuilding the Company. To successfully recruit the team we needed, we entered into employment agreements that were both competitive and compensated the team for taking on the turnaround risk of MIMEDX. Compensation over the last two years reflected the Company’s contractual obligations with the recruitment of those individuals.

The Board is pleased to report that the new management team, led by Tim Wright, has successfully restructured the Company and replaced individuals who were not sufficiently experienced to meet the Company’s new growth expectations. During Tim’s tenure, management not only stabilized the Company and restored its reputation, but also weathered revenue growth challenges created by decisions of the previous team, COVID and the loss of products marketed during the period of Enforcement Discretion. As reported in the first quarter of 2022, new growth in Surgical Recovery mostly restored the 2021 revenue loss from the FDA’s mandated withdrawal of our micronized product from the market. Today, we are poised to generate much needed additional growth from both new and existing products.

With the above background stated, the Board agrees with shareholders that the management team has had the necessary time to restore and establish the critical infrastructure needed to successfully perform at a higher level moving forward. Accordingly, the compensation program for our executives is already evolving. Earlier this year, the compensation program was modified to provide performance-based incentives consistent with industry compensation trends and better align with the Company’s ability to now achieve desired performance. This is the first step in a series that the Board intends to take as we further migrate towards performance-based compensation.

Jim Bierman has played a critical role on the MIMEDX Board over the last three years to provide governance consistent with meeting the Company’s new growth objectives. Jim Bierman, who joined us in 2019 at the most critical time in our recent history, brings key operational and financial experience to our Boardroom, with skills and perspectives we regularly leverage. As Chair of the Compensation Committee, Jim has worked with the entire Board to create a framework to transition the compensation program to align with where MIMEDX is today, implementing best practice pay-for-performance metrics consistent with industry expectations. Now that our management team has achieved the objective of putting MIMEDX on solid ground, our compensation program will focus more heavily on the performance of our growth strategy. Jim’s work with the Compensation Committee also required remediation of prior programs that were not consistent with industry best practices, such as the compensation structure for the Company’s salesforce. Furthermore, Jim served as a member of the Audit Committee, which worked diligently to restate the Company’s prior financial statements, secure the Company’s stock relisting on Nasdaq and deliver financial compliance, including remediating all material weaknesses in internal controls.

Dr. Phyllis Gardner helped reestablish the scientific and clinical foundation and reputation for our current products, as well as those in development for BLA approvals. Dr. Phyllis Gardner, who joined us more recently in 2021, also brings significant operating expertise to the table, along with decades of experience in medicine and healthcare. A highly respected academic, she has always stood for independent scrutiny and accountability. Her clinical and scientific background comes at a time where our BLA program requires her insight, perspective, and expertise.

MIMEDX shareholders deserve a Board made up of Directors like Jim and Phyllis who have the skills, ethics, integrity, and public company life sciences experience to oversee a strategy that grows the business, accelerates the pipeline, and unlocks the true value of MIMEDX. Thanks to their contributions, we are at a pivotal moment in our transformation journey where we can begin to drive growth and value creation.

Today, MIMEDX has a leadership team in place that is fixing the operational challenges that hampered our progress, continuing the time-intensive process of instilling a new foundation and culture, and overcoming industry dynamics and macroeconomic headwinds. Today, we are a stronger, more reputable Company than we were three years ago, and now with a solid foundation, this is the team responsible for driving the execution, performance, and growth you and your Board expect.

On behalf of your entire Board and the management team, I thank you for your support.

Sincerely,

M. Kathleen Behrens, Chair of the MIMEDX Board of Directors

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

MORROW

SODALI

MDXG@investor.morrowsodali.com

(203) 658-9400

or

Toll-Free (800) 662-5200

About MIMEDX

MIMEDX is a transformational placental biologics company, developing and distributing placental tissue allografts with patent-protected, proprietary processes for multiple sectors of healthcare. As a pioneer in placental tissue engineering, we have both a commercial business, focused on addressing the needs of patients with acute and chronic non-healing wounds, and a promising late-stage pipeline targeted at decreasing pain and improving function for patients with degenerative musculoskeletal conditions. We derive our products from human placental tissues and process these tissues using our proprietary methods, including the PURION® process. We employ Current Good Tissue Practices, Current Good Manufacturing Practices, and terminal sterilization to produce our allografts. MIMEDX has supplied over two million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Important Cautionary Statement

This press release includes forward-looking statements. Statements regarding: (i) our belief that the long term strategy we have chosen is in the best interests of our shareholders; (ii) our belief that as we continue to execute against our stated objectives and navigate our next phase of growth, we are well positioned for the future; and (iii) our belief that the experience, expertise, and commitment of the MIMEDX leadership team, as overseen by our Board of Directors, will help position the Company for further future success and value creation. Additional forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “goal,” “outlook,” “potential,” “will,” “preliminary,” and similar expressions, and are based on management’s current beliefs and expectations.

Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) future sales are uncertain and are affected by competition, access to customers, patient access to healthcare providers, and many other factors; (ii) the status, timing, results, and expected results of the Company’s clinical trials, planned regulatory submissions and regulatory approvals, and our expectations regarding our ability to potentially accelerate the timing of any trial or regulatory submission, depend on a number of factors including favorable trial results, patient access, and our ability to manufacture in accordance with Current Good Manufacturing Practices (CGMP) and appropriate chemistry and manufacturing controls; (iii) the Company may change its plans due to unforeseen circumstances, or delays in analyzing and auditing results, and may delay or alter the timeline for future trials, analyses, or public announcements; (iv) our access to hospitals and health care provider facilities could be restricted as a result of the ongoing COVID-19 pandemic or other factors; (v) the results of scientific research are uncertain and may have little or no value; (vi) our ability to sell our products in other countries depends on a number of factors including adequate levels of reimbursement, regulatory approvals, market acceptance of novel therapies, and our ability to build and manage a direct sales force or third party distribution relationship; (vii) the effectiveness of amniotic tissue as a therapy for particular indications or conditions is the subject of further scientific and clinical studies; and (viii) we may alter the timing and amount of planned expenditures for research and development based on the results of clinical trials and other regulatory developments. The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and the Company assumes no obligation to update any forward-looking statement.

Important Additional Information

The Company, its directors, director nominees, and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the 2022 annual meeting of shareholders (the “2022 Annual Meeting”). The Company has filed a definitive proxy statement and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2022 Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors, director nominees, and executive officers in the matters to be acted upon at the 2022 Annual Meeting. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at www.mimedx.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2021. Shareholders are able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement, and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at www.mimedx.com.

Contacts

Investors:

Jack Howarth

Investor Relations

404-360-5681

jhowarth@mimedx.com

Media:

Hilary Dixon

Corporate & Strategic Communications

404-323-4779

hdixon@mimedx.com